                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

                                      CONTACT:
                                      William S. Johnson
                                      Vice President and Chief Financial Officer
                                      Cabot Microelectronics Corporation
                                      630/375-6631


                     CABOT MICROELECTRONICS REPORTS RESULTS
                         FOR SECOND FISCAL QUARTER 2004



AURORA, IL, April 22, 2004 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its second fiscal quarter, which ended March 31, 2004.


Total revenue for the second fiscal quarter of 2004 was $73.5 million, down 3.6% from $76.3 million in the prior quarter and up 18.2% from $62.2 million in the second quarter a year ago. While overall sales volumes increased slightly from the prior quarter, revenue was adversely affected by a decline in the overall average selling price as a result of a lower valued product mix and selective price reductions.


Gross profit of $36.1 million in the quarter was down by 3.0% sequentially from the $37.3 million reported in the prior quarter and up 18.9% from the $30.4 million reported in the year ago quarter. As a percentage of revenue, gross profit increased to 49.2% this quarter from 48.8% last quarter, primarily due to higher yields in the company's manufacturing process and overall lower product costs, partially offset by lower prices. Gross profit in the same quarter of last year represented 48.9% of revenue.


Operating expenses of $21.3 million, consisting of research and development, selling and marketing, and general and administrative expenses, increased sequentially by $1.6 million, and were $4.5 million higher than the comparable quarter last year. The increase from the prior quarter was partially attributable to approximately $0.5 million in separation costs associated with the departure of two executives, which the company had previously disclosed, along with annual wage and salary increases that became effective on January 1, higher depreciation, and a modest increase in research and development expense.


Net income for the quarter was $9.7 million, down 16.2% from $11.6 million in the previous quarter and up 7.3% from $9.1 million in the year ago quarter. Diluted earnings per share were $0.39 this quarter, compared to $0.46 in the previous quarter and $0.37 in the year ago quarter.


                                     -MORE-

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CABOT MICROELECTRONICS REPORTS
RESULTS FOR SECOND FISCAL QUARTER 2004...............................PAGE 2 OF 4



"While it has been a challenging quarter, we believe we are well-positioned for continued leadership in the competitive CMP slurry arena," stated William P. Noglows, Cabot Microelectronics' Chairman and CEO. "We view our operational and technical capabilities and facilities as unmatched in the industry, enabling us to continue to meet our customers' increasing requirements for product quality and performance. Further, the breadth and depth of our infrastructure, along with a renewed focus on costs, provide us with continued opportunities to capture efficiencies and economies of scale in our business."


CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call and a subsequent replay will be available via webcast at www.cabotcmp.com. Access to the live call is also available by phone at 800-893-3008, access code 4711975. Callers outside of the U.S. can dial 706-634-5531. For assistance, call 630-499-2600. This press release, as well as the transcript of the formal comments made during the conference call, will be available in the Investor Relations section of the company's web site at www.cabotcmp.com.

ABOUT CABOT MICROELECTRONICS

Cabot Microelectronics, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. For more information about Cabot Microelectronics, visit www.cabotcmp.com or call 630-499-2600.

SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of this market, international events, product performance, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended December 31, 2003, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

                                       ###

[Tables to follow]

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)


                                                             Quarter Ended                    Six Months Ended
                                                ---------------------------------------   -------------------------
                                                March 31,      Dec. 31,      March 31,     March 31,       March 31,
                                                  2004           2003           2003         2004            2003
                                                ---------      ---------     ---------     ---------      ---------
     Revenue                                    $  73,515      $  76,279     $  62,201     $ 149,794      $ 119,474

     Cost of goods sold                            37,366         39,026        31,786        76,392         59,451
                                                ---------      ---------     ---------     ---------      ---------
           Gross profit                            36,149         37,253        30,415        73,402         60,023

     Operating expenses:

        Research and development                   11,143         10,723         9,609        21,866         18,244

        Selling and marketing                       4,363          3,783         2,554         8,146          5,132

        General and administrative                  5,749          5,124         4,595        10,873          8,963

        Amortization of intangibles                    85             85            85           170            170
                                                ---------      ---------     ---------     ---------      ---------
           Total operating expenses                21,340         19,715        16,843        41,055         32,509
                                                ---------      ---------     ---------     ---------      ---------

     Operating income                              14,809         17,538        13,572        32,347         27,514

     Other income (expense), net                      (86)            36            43           (50)            38
                                                ---------      ---------     ---------     ---------      ---------
     Income before income taxes                    14,723         17,574        13,615        32,297         27,552

     Provision for income taxes                     5,006          5,976         4,561        10,982          9,230
                                                ---------      ---------     ---------     ---------      ---------
           Net income                           $   9,717      $  11,598     $   9,054     $  21,315      $  18,322
                                                =========      =========     =========     =========      =========

Basic earnings per share                        $    0.39      $    0.47     $    0.37     $    0.86      $    0.75
                                                =========      =========     =========     =========      =========

Weighted average basic shares outstanding          24,785         24,733        24,346        24,761         24,325
                                                =========      =========     =========     =========      =========

Diluted earnings per share                      $    0.39      $    0.46     $    0.37     $    0.85      $    0.75
                                                =========      =========     =========     =========      =========

Weighted average diluted shares outstanding        24,926         24,994        24,593        24,935         24,589
                                                =========      =========     =========     =========      =========

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)


                                                          March 31,    September 30,
                                                            2004           2003
                                                          --------     -------------
                          ASSETS:

Current assets:
     Cash and cash equivalents                            $140,264         $111,318
     Accounts receivable, net                               38,452           37,564
     Inventories, net                                       23,861           23,814
     Other current assets                                    8,427            6,416
                                                          --------         --------
        Total current assets                               211,004          179,112

Property, plant and equipment, net                         129,799          133,695
Other long-term assets                                       2,660            2,810
                                                          --------         --------
        Total assets                                      $343,463         $315,617
                                                          ========         ========


        LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                     $ 14,398         $ 12,521
     Capital lease obligations                               1,591            1,716
     Accrued expenses and other current liabilities         12,141           14,679
                                                          --------         --------
        Total current liabilities                           28,130           28,916

Capital lease obligations                                    6,835            7,452
Deferred income taxes and other long-term liabilities        8,669            7,476
                                                          --------         --------
        Total liabilities                                   43,634           43,844

Stockholders' equity                                       299,829          271,773
                                                          --------         --------
        Total liabilities and stockholders' equity        $343,463         $315,617
                                                          ========         ========